Exhibit 10.26
HCA INC.
2007 SENIOR OFFICER PERFORMANCE EXCELLENCE PROGRAM
Purpose and Administration of the Program
The 2007 Senior Officer Performance Excellence Program (the “Program”) has been established by HCA Inc. (the “Company”) to encourage outstanding performance from its senior officers. Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Program or any award shall be within the sole discretion of the Compensation Committee (the “Committee”), may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations, and other decisions made by the Committee with respect to the Program or any award need not be uniform and may be made selectively among Participants (as defined below), whether or not such Participants are similarly situated.
Participation
All officers of the Company who have been designated by the Board of Directors as “executive officers” of the Company during 2007 (the “Fiscal Year”) are eligible to receive an award pursuant to the Program.
Incentive Calculation and Payment of Awards
The Committee will make awards pursuant to the Program as set forth on Schedule A hereto, such awards to be made on such terms as the Committee may prescribe based on the performance criteria set forth on Schedule A hereto and such other factors as it may deem appropriate. The targets for the performance criteria shall be determined by the Committee in its discretion within the first three months of the Fiscal Year. The Committee shall determine whether and to what extent each performance or other goal has been met. Awards shall be paid within the three months following the end of the Fiscal Year, or as soon as thereafter practicable after financial results for the Fiscal Year are known. No awards will be paid to a Participant if the Committee determines that the Participant’s conduct during the Fiscal Year was inconsistent with the Company’s stated mission and values, the Code of Conduct or the Corporate Integrity Agreement. Awards pursuant to the Program will be paid in cash and on such other terms as the Committee may prescribe. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Fiscal Year, other than for reasons of death or disability, will result in the forfeiture of the award by the Participant, and no payments shall be made with respect thereto. This Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.
Adjustments for Unusual or Nonrecurring Events
The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any subsidiary or affiliate, or the financial statements of the Company or of any subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program. The Committee is also authorized to adjust performance targets or awards (other than with respect to performance awards to Named Executive Officers) to avoid unwarranted penalties or windfalls.

No Right to Employment
The grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary or affiliate.
No Trust or Fund Created
Neither the Program nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary or affiliate.
No Rights to Awards
No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of awards, if any, need not be the same with respect to each Participant.

Schedule A
2007 Measures and Weightings

	EBITDA[2]	Other[3]
Named Executive Officers[1]	100%	—

All other Senior Officers	80%	20%

[1]	Named Executive Officers shall include the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, and the Group Presidents.

[2]	Eastern, Central, Western and Outpatient Group executives’ EBITDA goals will be based 50% on group performance and 50% on overall Company performance. For the purposes of this calculation, EBITDA means earnings before income taxes, depreciation and amortization (but excluding any expenses for share-based compensation under FAS-123R with respect to any awards granted under the Program), as determined in good faith by the Board in consultation with the Chief Executive Officer.

[3]	Other measures may include patient, physician, employee or client satisfaction, or other individual goals.
2007 Named Executive Officer PEP Opportunities:
     Each Participant in the Program is assigned an annual award target expressed as a percentage of salary. The annual award targets and maximums (as percentages of base salary) for officers who were designated as Named Executive Officers for 2007 are as set forth below.

	2007 Target	2007 Maximum
Chairman & CEO	120%	240%

President & COO	90%	180%

Executive Vice President &CFO and Group Presidents	60%	120%

     The annual award targets for senior officers other than the Named Executive Officers range from 30% to 50% of base salary, with maximums ranging from 60% to 100% of base salary. Participants shall receive 100% of the target award for target performance, 50% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance. Payouts between threshold and maximum shall be calculated by the Committee in its sole discretion using interpolation. The threshold, target and maximum performance levels shall be set by the Committee in its sole discretion.

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